For Immediate Release

Contact:                 Edward F. Seserko
President and Chief Executive Officer
(412) 681-8400

EUREKA FINANCIAL CORP.
ANNOUNCES INITIAL QUARTERLY CASH DIVIDEND

March 22, 2011, Pittsburgh, Pennsylvania — Eureka Financial Corp. (the “Company”) (OTCBB: EKFC), the holding company for Eureka Bank, today declared an initial quarterly cash dividend on the Company’s outstanding shares of common stock.

The dividend of $0.07 per share will be paid on or about April 30, 2011 to shareholders of record as of the close of business on April 15, 2011.  This is the first cash dividend for the Company since the completion of Eureka Bank’s conversion from the mutual holding company form of organization to the stock holding company form of organization.

“We are pleased to pay our first dividend to shareholders since the completion of Eureka Bank’s second step conversion,” said Edward F. Seserko, President and Chief Executive Officer of the Company.  “The payment of dividends represents our long-term commitment to enhancing shareholder value and we intend to continue paying a quarterly dividend in the future, so long as our financial position continues to allow such payment.”

Eureka Financial Corp. is the holding company for Eureka Bank, a federal savings bank headquartered in Pittsburgh, Pennsylvania.  Eureka Bank operates two full-service banking offices in the Oakland and Shaler sections of Pittsburgh, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Eureka Financial Corp. and Eureka Bank are engaged.